Exhibit 5.1

March 21, 2016

Concho Resources Inc.

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Concho Resources Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale (the “Offering”) by the selling stockholder (the “Selling Stockholder”) of up to 2,213,895 shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (ii) the Common Shares will be sold in the manner described in the Registration Statement.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement and (iv) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Common Shares proposed to be sold by the Selling Stockholder are duly authorized, validly issued, fully paid and nonassessable.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

March 21, 2016 Page 2

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.